Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (the "Agreement") is made and entered into on January 28, 2013 by and between PARKWAY PROPERTIES, INC., a Maryland corporation (the "Company") and MANDY M. POPE (the "Executive").
RECITALS:
WHEREAS, Executive and the Company have previously entered into a Change in Control Agreement dated as of May 13, 2010 (the "CIC Agreement") and a Retention Agreement dated November 4, 2011 (the "Retention Agreement");
WHEREAS, Executive has resigned from the Company effective as of January 25, 2013; and
WHEREAS, the Company wishes to obtain from Executive assistance in the transition period following Executive's separation from the Company and Executive is willing provide such transition services as a consultant upon the terms and conditions set forth in this Consulting Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.            Employment Separation.

(a)            Executive acknowledges and agrees that Executive has resigned from any and all officerships, directorships, committee memberships and all other elected or appointed positions, of any nature, that the Executive holds with the Company or any of its subsidiaries or affiliated companies, effective as of January 25, 2013 at 5:00 p.m. ("Separation Date").  The Parties acknowledge and agree that the Separation Date was less than six months after a Change in Control Date (as defined in the CIC Agreement), and the Company in addition to the fees set forth herein under Paragraph 3, shall pay to the Executive all amounts set forth in Section 5, Executive's Right to Leave Employment, of the CIC Agreement.  Specifically, the Company shall pay the Executive the amount calculated under Section 5(a) of the CIC Agreement, and the amount of $514,031.83 under Section 5(b) of the CIC Agreement.  Such payments shall be made in accordance with Section 5 of the CIC Agreement, and Executive shall have no further rights under the CIC Agreement other than the right to receive such payments.  Executive acknowledges and agrees that she has no further rights under the Retention Agreement and further acknowledges and agrees that she forfeits all of her outstanding equity incentive awards under the Company's 2010 Omnibus Equity Incentive Plan, as amended, as of the Separation Date.

(b)            Except as expressly provided for in this Agreement, from and after the Separation Date Executive shall not be entitled to any further compensation or monies from the Company or to receive any benefits or to participate in any benefit plan or program of the Company.  Executive acknowledges that, as of the date of this Agreement, with the exception of the benefits and payments provided for in this Agreement (including without limitation those set forth above under the CIC Agreement), Executive has received all wages, benefits and payments of any kind to which Executive may be entitled.

(c)            The Company understands and agrees that this Agreement shall not in any way compromise any right Executive may have to group health continuation coverage under Sections 601 et seq. of ERISA ("COBRA") nor shall this Agreement in any way compromise any right to vested benefits accumulated under the Company's 401(k) Plan subject to the terms of the plan.

2.            Consulting Services.  Executive agrees to use her best efforts to assist, advise and cooperate with the Company, if the Company so requests, with respect to the transition of Executive's duties and responsibilities to others within the Company, and on issues that arose or were in any way developing during her employment with the Company ("Consulting Services").  The Company hereby agrees to engage Executive, and Executive hereby accepts such engagement to provide the Consulting Services, for the period beginning on the date hereof and continuing for a period ending on March 15, 2013 ("Consulting Period").  The Company and Executive do hereby acknowledge that the relationship between the Company and Executive during the Consulting Period shall be that of an independent contractor and that Executive shall not be treated as an employee for any purpose during that period.  The Executive's work schedule and location to perform such duties shall be established by mutual agreement of the parties. The level of services Executive will perform under this Section 2 shall be no more than 20 percent of the average level of services she performed during the 36 month period before her resignation, and the Company anticipates a level of services below that 20 percent limit.

3.            Consulting Compensation; Severance Benefits.

(a)            Subject to the terms and conditions of this Agreement, the payments described in subsections (b) and (c) below shall be paid or provided to the Executive or on the Executive's behalf if the Executive has signed the Waiver and Release (as defined in Section 4) and the revocation period described in Section 4 has expired without the Executive having revoked the Waiver and Release.

(b)            In consideration of the performance of the Consulting Services hereunder, from and after the Separation Date, the Company shall pay Executive seven consecutive equal weekly payments of $960 commencing on February 1, 2013 and ending on March 15, 2013.  Each payment shall become fully vested as of the scheduled date of payment, and is not subject to return or refund to the Company or otherwise after said vesting date.  If Executive fails to perform and provide any reasonably requested Consulting Services during the Consulting Period, Executive shall be given written notice by the Company within 10 days after such failure, and then given 10 days after such notice to correct the failure.  If, after notice and opportunity to correct, Executive persists in the failure she will not be entitled to any compensation provided in this Section 3 that has not become fully vested.

(c)            The Company shall pay to the Executive, in a lump sum cash payment on or before the third (3rd) business day after the expiration of the revocation period described in Section 4(c), the sum of $88,699, less Applicable Deductions.

4.            Executive's Waiver and Release.

(a)            The Company shall not be obligated to provide any of the benefits described in Section 3 above unless, prior thereto, the Executive has duly executed a waiver and release in a form reasonably acceptable to the Company (the "Waiver and Release").

(b)            The Executive shall have twenty-one (21) days to consider whether to sign the Waiver and Release.  Furthermore, the Executive may revoke the Waiver and Release within seven (7) calendar days following her execution thereof.

(c)            If the Executive fails to sign the Waiver and Release within the twenty-one (21) day period following its delivery to her, or if the Executive signs but thereafter revokes the Waiver and Release within the seven (7) day revocation period, the Executive (and the Executive's surviving spouse and heirs and administrators, if applicable) shall forfeit all rights to the payments identified in Section 3.

(d)            At the end of the Consulting Period, the Company shall deliver a waiver and release in a form reasonably acceptable to the Company (the "Additional Waiver and Release") for her signature.  The Executive shall have twenty-one (21) days to consider whether to sign the Additional Waiver and Release.  Furthermore, the Executive may revoke the Additional Waiver and Release within seven (7) calendar days following her execution thereof.  If the Executive has signed the Additional Waiver and Release and the revocation period has expired without the Executive having revoked the Additional Waiver and Release, the Company shall pay to the Executive, in a lump sum cash payment on or before the third (3rd) business day after the expiration of the revocation period, the sum of $15,000, less Applicable Deductions.

5.            No Admission.  The making of this Agreement is not intended, and shall not be construed, as any admission by the Company or Executive or any of the Releasees that they have violated any federal, state, or local law, or have committed any wrong against Executive or any other person or entity.

6.            Non-Disparagement.  The Executive agrees to refrain from making any public statements (or authorizing any statements to be reported as being attributed to the Executive) that are critical, derogatory or which may tend to injure the reputation or business of the Company or any of its directors, officers and representatives.  The Company will not make, and agrees to use its best efforts to cause the officers, directors and representatives of the Company to refrain from making, any public statements (or authorizing any statements to be reported as being attributed to the Company), that are critical, derogatory or which may tend to injure the reputation or business of the Executive.

7.            Covenants as to Confidential Information and Competitive Conduct. The Executive hereby acknowledges and agrees as follows:

(a)            This Section 7 is necessary for the protection of the legitimate business interests of the Company; the restrictions contained in this Section 7 are reasonable and the Executive has received adequate and valuable consideration for entering into this Agreement.

(b)            The Executive agrees that the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of herself or of any person, corporation, or other entity other than the Company:

(i)            any nonpublic information concerning any financial, accounting or tax matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties, or

(ii)            any proprietary management, operational, trade, technical, or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties, which has not been published and is not generally known outside of the Company.  The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information which is the exclusive property of the Company.
(c)            For a period beginning on the date hereof and ending on December 31, 2013 (the "Restrictive Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company's Chief Executive Officer, solicit or attempt to solicit any employee of the Company or its subsidiaries or affiliated or related parties, or induce or encourage any such employee to terminate their employment with the Company or its affiliated entities.

In the event the Executive violates any of the provisions contained in this Section 7, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company.
(d)            The Executive acknowledges and agrees that any breach of this Section 7 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law.  In the event of any breach of this Section 7 by the Executive, the Company shall be entitled to immediately cease to pay or provide the Executive any compensation or benefit being or to be paid or provided to the Executive pursuant to Section 3 of this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 7.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.
It is understood and agreed by the Company that nothing contained in this Section 7 will preclude or prevent the Executive from pursuing or accepting employment after the Separation Date with any individual or entity engaged in the commercial real estate business so long as the Executive complies with the terms of this Agreement in such employment or engagement.

8.            Company Property, Records, Files, and Equipment.  The Executive agrees she will return all records, files, lists, drawings and documents of or relating to the Company and all Company-owned equipment in her possession within ten (10) days after the Separation Date.  The Executive may retain her laptop computer, iPhone and cell phone number, but only to the extent that such equipment does not contain confidential or proprietary information of the Company.

9.            Confidentiality.  Each of the Executive and the Company agrees to keep the terms and the existence of this Agreement confidential and not to disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as required by applicable law (including, without limitation, federal and state securities laws) and except for the parties' respective attorneys, accountants and professional advisers and the Executive's spouse.

10.            Executive Cooperation.  Executive shall cooperate fully in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its agents, officers, directors, or employees in which and to the extent Executive's cooperation is necessary.  In the event that Executive is subpoenaed in connection with any litigation or investigation, if legally permissible, Executive will promptly notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

11.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts executed in and to be performed in that State without regard to its conflicts of laws provisions.

12.            Opportunity to Review.  Executive acknowledges and warrants that (a) Executive has had a reasonable period of time not less than 21 days, to consider the terms and provisions of this Agreement; (b) Executive has been advised by the Company in this writing to consult, and has had adequate opportunity to consult with, an attorney of Executive's choosing prior to executing this Agreement; (c) Executive has carefully read this Agreement in its entirety, has had an opportunity to have its provisions explained to Executive by an attorney of Executive's choosing, and fully understands the significance of all of its terms and provisions; and (d) Executive is signing this Agreement voluntarily and of Executive's own free will and assents to all of the terms and conditions contained herein.

13.            Effective Date and Right to Revoke.  Executive has been given 21 days from the date of receipt to consider the terms and conditions of this Agreement.  Executive may accept this Agreement by signing it and returning an original Agreement to the Company any time during this 21-day period.  Executive agrees that any changes to the Agreement from the time it was offered to Executive, whether material or immaterial, do not restart the running of the 21-day period.  After signing this Agreement, Executive shall have seven days to revoke it by indicating Executive's desire to do so in a writing received by the Company in accordance with this Section 13 of this Agreement no later than 5:00 p.m. Eastern Time on the seventh day following the date Executive signs this Agreement ("Revocation Period").  The effective date of this Agreement shall be the eighth day following Executive's signing of this Agreement provided Executive does not revoke it during the Revocation Period.  If Executive does not accept this Agreement as set forth above, or revokes this Agreement during the Revocation Period, this Agreement (including any obligations of the Company to provide the consideration referred to above) shall be deemed null and void.

14.            Waiver.  The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

15.            Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Executive.

16.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.            Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and personally delivered or when sent by first-class, certified, or registered mail, postage prepaid, return receipt requested:

(a)            in the case of the Executive, to her principal residence address on file with the Company or such other address communicated by Executive to the Company in accordance with the provisions of this Section 17, and

(b)            in the case of the Company, to 390 North Orange Ave., Suite 2400, Orlando, FL 32801, to the attention of the General Counsel.

18.            Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of the Company and the other Releasees, as such term is defined in the Waiver and Release, under any previous agreements or arrangements, except as otherwise provided in this Agreement or in the Waiver and Release.  The provisions of this Agreement may not be amended, modified, repealed, waived, extended, or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension, or discharge is sought.  This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when one or more counterparts have been signed by and delivered to each party.

19.            Section 409A.  The Executive represents that she has conferred with counsel and has been advised, and believes in good faith, that the six (6) month delay required for "specified employees" pursuant to section 409A of the Internal Revenue Code of 1986, as amended, does not apply to the benefits provided under Section 3 and Section 4(d) hereof because such payments do not constitute "deferred compensation" within the meaning of section 409A.  Executive acknowledges and agrees that she shall be solely responsible for any additional taxes, penalty or interest that may be imposed by section 409A of the Code on any such payments and or benefits if any such tax, penalty or interest is imposed by the Internal Revenue Service.

20.            Headings.  The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.
WITNESS:                                                                                                          THE EXECUTIVE:
Granville Tate Jr.                                                                                                   /s/ Mandy M. Pope
                                 Mandy M. Pope
                           THE COMPANY:
                           PARKWAY PROPERTIES, INC.
 ATTEST:
/s/ Lisa M. Russell                                                                                                                                               By:  James R. Heistand
                                                                                                                                                                                                                    James R. Heistand
ATTEST:
/s/ Lisa M. Russell                                                                                                                                               By:  /s/ Jeremy R. Dorsett
                                                                                                                                                                                                                   Jeremy R. Dorsett